Exhibit 8.2

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

	FIRM / AFFILIATE OFFICES Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Rome
	Frankfurt	San Diego
June 25, 2009	Hamburg	San Francisco
	Hong Kong	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
ReneSola Ltd	Milan	Washington, D.C.
No. 8 Baoqun Road	Moscow
Yaozhuang Town, Jiashan County
Zhejiang Province 314117
People’s Republic of China

Ladies and Gentlemen:

We have acted as special U.S. counsel to ReneSola Ltd, a British Virgin Islands company (the “Company”), in connection with the registration of certain securities (the “Securities”) of the Company on Form F-3, dated June 25, 2009, which incorporates by reference the Company’s Form 20-F for the fiscal year ended December 31, 2008 (collectively, the “Registration Statement”).

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement.  In addition, in our capacity as counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate.  In our examination, we have assumed the accuracy of all information provided to us.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that the statements in the Registration Statement under the caption “Item 10. Additional Information—E. Taxation—U.S. Federal Income Taxation,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein.

We are opining herein as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any other matters of municipal law or the laws of any local agencies within any state.

June 25, 2009

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion.

This letter is furnished only to you and is solely for your benefit in connection with the transaction described herein.  This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires Securities from you), without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

/s/ Latham & Watkins LLP